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                                                                 Exhibit (10)(z)

                             C-COR.net CORPORATION
                             FISCAL YEAR 2001/2002
                       INCENTIVE & RETENTION PLAN (IRP)
                         (replaces the FY01 PIP plan)


1.  Conceptual Basis of the Plan

The Incentive & Retention Plan (IRP) is a two-fold program focusing on employee retention and the achievement of specific financial goals. The plan supports the strategic objectives of retaining the appropriate personnel needed to achieve the fiscal year 2001 and 2002 goals and providing an incentive to those employees to meet or exceed the fiscal year 2002 financial plan.

The retention aspect of the plan is based upon an individual being employed by C-COR for a specific period of time prior to and on the date of the payments. Payments will be made on a quarterly basis.

The incentive portion of the program is based upon the achievement of specific financial goals for the Corporation as established by the Board of Directors. The incentive portion of the plan provides employees with the opportunity to receive an additional one-time payment at the end of fiscal year 2002 for accomplishment of these specific financial goals.

The basic payment formula is as follows:

Key Executives (as defined in Attachment A):

Retention Payment =   Flat dollar amount per key executive*

Employees (excluding key executives):

Retention Payment =   % of employee's base wages during defined measurement
                      period

Incentive Payment =   % of employees base wages during FY02 measurement period
                      (based upon achievement of the financial goals)

*The CEO/Chairman of the Board receives an amount equal to three times the key executive IRP payment.

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2.   Eligibility

Full-time, active employees and part-time, active employees (working a minimum of 20 hours per week/1040 hours per year) who are not provided with a
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specifically identified, alternative incentive bonus plan are eligible.
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Employees of the following companies are eligible if they meet the criteria defined above:

  .  C-COR.net Corp.
  .  Broadband Management Solutions, LLC
  .  Convergence.com Corporation
  .  Silicon Valley Communications, Inc.

Employees in the following entities/categories are not eligible:
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  .  C-COR Europe, B.V.
  .  C-COR de Mexico, S.A. de C.V.
  .  Employees on Sales or Marketing Commission or Incentive Plans
  .  Employees of Worldbridge Broadband Services, Inc.
  . Temporary Agency Employees, Independent Contractors, Co-op and Intern (part-time) Employees

* Employees of companies acquired during FY01 and FY02 will not be eligible for the retention payment but may be eligible for the incentive payment based upon time after acquisition. Determination of eligibility will be made for each acquisition on a case by case basis.

3.   Measurement Periods

Quarterly Retention Payments:

In order to be eligible for a quarterly retention payment, an employee must have worked the full fiscal quarter identified below and be on the active rolls at
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the time of the quarterly payment.

Quarterly measurement periods are defined as:

July 2001 payment:            July 1, 2000 through September 29, 2000
October 2001 payment:         September 30, 2000 through December 29, 2000
January 2002 payment:         December 30, 2000 through March 30, 2001
April 2002 payment:           March 31, 2001 through June 29, 2001

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Fiscal Year 2002 Incentive Payment:

In order to be eligible for a payment at the end of fiscal year 2002, an employee must have worked at least one full fiscal quarter during fiscal year 2002 and be on the active rolls at the time of payment following the end of fiscal year 2002.

Note: The formula for calculating a Incentive Payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the fiscal year.

4.  Pro-rated Payments

Employees on Leave (Disability; Workers' Compensation; FMLA; Military Leave) -

An employee must be a full-time or part-time active employee in order to be eligible for a payment. The individual would be eligible for a payment on a pro-rata basis for the portion of FY 2001 (retention payment) or FY2002 (incentive payment) in which he/she was a full-time or part-time active employee.

5.  Calculation of the IRP Payments for Employees (excluding key executive list)

Retention Payment =   Employee's base wages during defined measurement period
                      X 5%

Incentive Payment =   Employees base wages during FY02 measurement period
                      X 5% (based upon achievement of the FY02 financial goals)

Payment of the incentive payment will be determined by review of the Board of Directors based upon achievement of the financial goals for the Corporation established prior to the beginning of FY02.

6.  Key Executive IRP Payment

Retention Payment =   Flat dollar amount  per key executive*
                      Amount is based upon approximately 50% of the FY01 PIP
                      Plan at 100% of target level
Incentive Payment =   Flat dollar amount  per key executive*
                      Amount is based upon approximately 50% of the FY01 PIP
                      Plan at 100% of target level (based upon achievement of the FY02 financial goals)

Payment of the incentive payment will be determined by review of the Board of Directors based upon achievement of the financial goals for the Corporation established prior to the beginning of FY02.

*The CEO/Chairman of the Board receives an amount equal to three times the key executive IRP payment.

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7.   Frequencies and Timing of Payments

Retention Payment:

At the end of each fiscal quarter, a review of employees meeting the criteria for active employment for the defined measurement period will be completed. Employees meeting the criteria as defined in section 3 above will receive a payment as soon as practical following the review of the personnel data. Normally this payment will occur on the first pay of the month shown in section 3 of this document.

Incentive Payment:

At the end of fiscal year 2002, the Board of Directors will review the year-end financial records as they relate to the achievement of the fiscal goal established for this incentive plan. Based upon this review, should they approve the plan, a one-time payment will be made as soon as practical following the approval of the Board of Directors.

8.   Definition of base wages

Base wages are defined as the total base wages of an employee at the end of each measurement period, not including any special compensation such as the reimbursement of moving expenses, one-time bonuses, or the exercise of stock options. Base wages do not include overtime, however shift differential will be included in the calculation of base wages when applicable.

9.   Administration

(a) The Compensation Committee of the Board of Directors oversees the Plan, which shall be administered by the Chief Executive Officer (CEO) and such other employees of the Company as may be appointed by the CEO.

(b) Subject to the provisions of the Plan, the CEO shall have the sole authority and discretion:

     i)    to construe and interpret the Plan;

     ii) to determine and recommend to the Board of Directors for approval, the amount of payments to be made under the Plan and the status and rights of any participant or beneficiary to payments under the Plan;

     iii) to decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

     All decisions made by the CEO pursuant to the provisions of the Plan shall be made in his or her sole discretion and shall be final, conclusive, and binding upon all parties.

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10.  Right to Withhold Taxes

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

11.  Non-Transferability of Rights

A participant's rights and interests under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of the participant's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any participant under the Plan shall be subject to any obligation or liability of such participant other than any obligations or liabilities owed by the Participant to the Company.

12.  No Right to Continued Employment

Neither the Plan, nor any compensation payable under the Plan, shall confer upon any participant any right to continuance of employment by the Company or any affiliate of the Company nor shall they interfere in any way with the right of the Company or any affiliate of the Company to terminate any participant's employment at any time.

13.  No Claim Against Assets

Nothing in this Plan shall be construed as giving any participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate or as imposing any trustee relationship upon the Company or any affiliate in respect of the participant.

The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any affiliate.

14.  Company's Books and Records Conclusive

The Company's books and records, and internal accounting procedures, will be conclusive for all purposes under the Plan.

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15.  Amendment or Termination

The Company may at any time, terminate or modify or amend the Plan in any respect, at any time prior to payment for a fiscal quarter.

16.  No Other Agreements or Understandings

Except as expressly provided herein, this Plan represents the sole agreement between the Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

17.  Governing Law

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applied without regard to conflict of law principles.

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                                 Attachment A
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                                 Mary G. Beahm

                                 David J. Eng

                              William T. Hanelly

                              William J. Milliron

                              Gerhard B. Nederlof

                               Carrie M. Packer

                               David A. Woodle*

                               Kenneth A. Wright

                               Joseph E. Zavacky



*CEO/Chairman of the Board receives a payment equal to 3 times the key executive share

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